Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3ASR No. 333-187440) and related Prospectus of CVS Health Corporation (formerly CVS Caremark Corporation) for the registration of $10 billion of debt securities and to the incorporation by reference therein of our reports dated February 11, 2014 with respect to the consolidated financial statements of CVS Health Corporation, and the effectiveness of internal control over financial reporting of CVS Health Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
November 13, 2014